Exhibit 99.1

For Immediate Release

Press Contact: Roger van Oosten

206-459-0954 or rvanoosten@feareygroup.com

Tully’s Announces Sale of Brand and Wholesale Business to

Green Mountain Coffee Roasters

Tully’s Shareholders continue to own the domestic retail business and international retail and wholesale business units

SEATTLE, WA – September 15, 2008 – Tully’s Coffee Corporation (“Tully’s”) announced today that it has reached an agreement to sell the Tully’s brand, wholesale and supply chain business to Green Mountain Coffee Roasters (NASDAQ: GMCR) for a cash purchase price of $40.3 million, subject to closing adjustments. The sale is conditioned on approval by Tully’s shareholders and is expected to close before calendar year end.

Under the sale agreement, Tully’s shareholders and executive management team will continue to own and operate the company’s domestic retail business (company owned, franchised and licensed retail store locations) and international retail and wholesale businesses.

“I have great respect for Green Mountain and their commitment to produce a quality product coupled with their concern and care for all their employees. They are a wonderful company that understands and respects the strength of the Tully’s brand, products and existing customer base. They will be excellent stewards of all three,” said Tom T. O’Keefe, founder and chairman of the board of Tully’s.

“Most importantly, we believe this is an excellent opportunity for our shareholders to receive great value for the Tully’s wholesale business and brand assets. We also believe the remaining retail and international assets will return additional value to our shareholders,” continued O’Keefe. “The sale also allows us to immediately strengthen our balance sheet by reducing outstanding debt.”

D.A. Davidson & Co. served as the exclusive financial advisor to Tully’s in this transaction. On Feb. 4, 2008, Tully’s announced that it had engaged investment banking firm D.A. Davidson & Co. to assist the Company in evaluating strategic alternatives to enhance company and shareholder value. The range of alternatives included a debt or equity capital raise to grow the business or other M&A opportunities. This transaction is a result of these efforts.

Tully’s wholesale division distributes handcrafted coffees and related products via office coffee services, food service distributors and more than 5,000 supermarkets primarily located in the Western states. The agreement between the two companies leverages an existing relationship through Green Mountain’s ownership of Keurig® Single-Cup Brewing system. Tully’s produces a branded, successful line of K-Cup portion packs and has been a Keurig licensee since November 2005.

“Green Mountain is delighted to be adding an outstanding specialty coffee brand such as Tully’s to our coffee roasting family,” said Lawrence Blanford, president and CEO of Green Mountain. “Tully’s will provide GMCR with a complementary West Coast brand and business infrastructure, furthering our plans to establish the Company, and its proprietary Keurig® Single-Cup Brewing system, throughout North America.”

Blanford continued, “Tully’s wholesale sales over the past 12 months ended June 30, 2008 of $30.4 million are up approximately 35 percent driven by growing supermarket distribution to 5,000 doors in 20 states, primarily in the western part of the nation, and K-Cup® portion pack sales.”

Following the completion of this transaction, Green Mountain expects to integrate approximately 70 employees from Tully’s wholesale and supply chain business into its Green Mountain Coffee segment, along with leasing the existing manufacturing and distribution center in Seattle. All other employees at Tully’s Seattle Headquarters will continue to run the domestic retail business and the existing international partnerships.

About Tully’s Coffee Corporation

Tully’s Coffee Corporation is a fully handcrafted coffee roaster and a leading specialty coffee retailer and wholesaler. Through company-operated and franchised specialty retail stores in Washington, Oregon, California, Idaho, Arizona, Montana and Utah, throughout Asia with the Tully’s Coffee International joint venture and its global alliance partner, Tully’s Coffee Japan, in Japan, Tully’s premium coffees are available at more than 500 branded retail locations. Tully’s wholesale division also distributes handcrafted coffees and related products via office coffee services, food service distributors, and thousands of leading supermarkets in the United States. Tully’s corporate headquarters and roasting plant are located at 3100 Airport Way S. in Seattle, Wash. For more information: (800) 96-Tully or www.tullys.com.

About Green Mountain Coffee Roasters, Inc.

Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR) is recognized as a leader in the specialty coffee industry for its award-winning coffees, innovative brewing technology and socially responsible business practices. GMCR manages its operations through two wholly owned business segments: Green Mountain Coffee and Keurig. Its Green Mountain Coffee division sells more than 100 high-quality coffee selections, including Fair Trade Certified™ organic coffees, under the Green Mountain Coffee® and Newman’s Own® Organics brands through its wholesale, direct mail and e-commerce operations (www.GreenMountainCoffee.com). Green Mountain Coffee also produces its coffee as well as hot cocoa and tea in K-Cup® portion packs for Keurig® Single-Cup Brewers. Keurig, Incorporated is a pioneer and leading manufacturer of gourmet single-cup coffee brewing systems for offices, homes and hotel rooms. Keurig markets its patented brewers and K-Cups® through office distributors, retail and direct channels (www.Keurig.com). K-Cups are produced by a variety of licensed roasters including Green Mountain Coffee and Tully’s. Green Mountain Coffee Roasters, Inc. has been recognized repeatedly by CRO Magazine, Forbes and SustainableBusiness.com as a good corporate citizen and an innovative, high-growth company.

About D.A. Davidson & Co.

D.A. Davidson & Co. is a full service investment firm with operations throughout the U.S. Founded in 1935, the firm has over $24 billion in client assets under management, approximately 1,000 professionals, and 54 offices in 16 states. As a full-service investment firm, D.A. Davidson provides investment banking services, research, bond sales and trading, stock sales and trading, and private brokerage services. D.A. Davidson’s Investment Banking Group advises companies on mergers and acquisitions, underwrites public offerings, and serves as a placement agent for private placements.

Additional Information

The proposed asset sale will be submitted to Tully’s shareholders for consideration and approval. Tully’s will file a proxy statement with the Securities and Exchange Commission (“SEC”) regarding the proposed transaction.

TULLY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TULLY’S AND THE TRANSACTION.

Tully’s shareholders may obtain free copies of the proxy statement (when it becomes available) and other relevant documents filed with the SEC by Tully’s at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement, when available, and other filings made by Tully’s with the SEC also may be obtained from the Investor Relations section of Tully’s web site (www.Tullys.com) or by directing a request to Tully’s, Attn: Investor Relations, at 3100 Airport Way South, Seattle, Washington 98134.

Tully’s and its directors, officers, and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Tully’s in favor of the transaction described in the press release. Information concerning the interests of Tully’s participants in the solicitation, which may be different than those of the shareholders of Tully’s generally, will be described in the proxy statement.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties concerning the proposed transaction contemplated under the agreement with Green Mountain Coffee Roasters, Inc. Actual results may differ materially from the results predicted. We believe that these potential risks and uncertainties include, without limitation, the possibility that the transaction may not ultimately close for any of a number of reasons, such as Tully’s not obtaining shareholder approval; the business opportunities that Tully’s may forego while the transaction is pending; and the possibility that prior to the closing of the transactions, Tully’s business may suffer due to uncertainty. Statements in this release should be evaluated in light of these important factors. More information about these and other important factors that could affect our business and financial results is included in our Quarterly Report on Form 10-Q for the quarterly period ended Dec. 30, 2007, including (without limitation) under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is on file with the Securities and Exchange Commission.

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